UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005

Metabasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50785	33-0753322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9390 Towne Centre Drive, Building 300, San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On June 22, 2005, we entered into a License and Collaboration Agreement with Merck & Co., Inc. to research, develop and commercialize novel small molecule therapeutics with potential to treat several diseases, including type II diabetes, hyperlipidemia and obesity, by activation of an enzyme in the liver called AMP-activated Protein Kinase (AMPK).  Under the terms of the agreement, both Metabasis and Merck will conduct discovery efforts and contribute drug candidates to the collaboration. Merck will make a payment of $5 million on signature of the agreement and will provide us with funding for our research contribution to the program. Merck assumes primary responsibility, including financial responsibility, for clinical development of any resulting product candidates and will have the right to market such products worldwide. We will be eligible to receive payments upon achievement of certain milestones during development of a product candidate. Should a product be commercialized, we will receive a royalty on net sales and have the option to co-promote the product in the United States. In the event that a product is developed and marketed for use in patients for a single indication, the total cash payments to us, excluding royalties, would be approximately $54 million. If a product is approved for additional indications Merck would make additional milestone payments, which could bring the total cash payments to us to $74 million.

Metabasis and Merck are also parties to an Exclusive License and Research Collaboration Agreement dated December 23, 2003, as amended, under which we are creating prodrugs of certain compounds that Merck is supplying to us that target the hepatitis C virus residing in the liver.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.

	By:	/s/ John W. Beck
John W. Beck Vice President of Finance, Chief Financial Officer and Treasurer

Date: June 27, 2005